Exhibit 10.1

PATENT CONTRIBUTION AGREEMENT

This PATENT COntribution agreement (this “Agreement”) is made and entered as of this 28th day of September, 2020 (the “Effective Date”) and is between KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (“KAVL”), KAIVAL LABS, Inc., a Delaware corporation (“Kaival Labs”), and NEXT GENERATION LABS, LLC, a California limited liability company (“NGL”).

RECITALS

WHEREAS, KAVL desires to acquire all right, title, and interest in and to the Patents and Patent Data (as hereinafter defined) on the terms and conditions set forth in this Agreement and subsequently transfer the Patents and Patent Data to its wholly owned subsidiary, Kaival Labs, for development as set forth in this Agreement; and

WHEREAS, NGL desires to transfer all right, title, and interest in and to the Patents and Patent Data (as hereinafter defined) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

article I
DEFINED TERMS

1.1                       Definitions. The following symbols or capitalized terms have the following meanings:

“Accounting Referee” means a national or regional accounting firm that is mutually acceptable to KAVL and NGL negotiating in good faith, or if they are unable to agree then a national or regional accounting firm that is mutually agreeable to counsel selected by KAVL and counsel selected by NGL.

“Additional Payment” means the difference between Three Million Dollars ($3,000,000.00) and the Form 1-A Payment. For the avoidance of doubt, if the Form 1-A Payment is One Million Dollars ($1,000,000.00), then the Additional Payment will equal Two Million Dollars ($2,000,000.00) and if the Form 1-A Payment is Eight Hundred Thousand Dollars ($800,000.00), then the Additional Payment shall equal Two Million Two Hundred Thousand Dollars ($2,200,000.00).

“Additional Payment Triggering Event” means the first date on which a Covered Product is sold to consumers in the Region.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means, collectively, the agreements, documents, instruments and certificates contemplated by this Agreement or any other ancillary document to be entered into or delivered in connection with the transactions contemplated hereunder, including without limitation, documents assigning any of the Patents from NGL to KAVL.

“Bona Fide Offer” has the meaning set forth in Section 6.5(a) of this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Orlando, Florida are authorized or required by Law to be closed for business.

“Change of Control” shall mean any of the following: (i) any Person or “group” (within the meaning of Rules 13(d) and 14(d) under the Exchange Act) become the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of any class of Equity Interests of NGL; (ii) the Existing NGL Members, their Affiliates and/or any trust established by the Existing NGL Members solely for their own benefit and the benefit of their respective spouses and/or issue cease to own in the aggregate more than 50% of any class of outstanding Equity Interests in NGL; (iii) a sale, lease, or other disposition of all or substantially all the NGL assets; or (iv) any consolidation or merger of NGL with or into any other Person, or any other corporate reorganization, in which the Existing NGL Members own less than 50% of any class of Equity Interests of the surviving Person.

“Change of Control For Bankruptcy” shall mean any NGL declares bankruptcy or makes an assignment for the benefit of its creditors.

“Claim” means any claim, counterclaim, judgment, action, cause of action, complaint, charge, notice, suit, proceeding, audit, infringement, notice of infringement, investigation, arbitration, mediation, hearing, or demand of any kind.

“Computer Software” means all computer software, including source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, including any of the foregoing provided or accessible on a software-as-a-services, cloud-based or similar model.

“Confidential Information” means: (a) any confidential or proprietary information disclosed or made accessible by a Discloser to a Recipient about the operations, financials, business, corporate structure, contracts, processes, or affairs in whatever form or medium such information or knowledge exists or is disseminated and whether furnished before or after the Effective Date of this Agreement; and (b) all notes, memorandum, summaries, statements, financial statements, data, reports, budgets, vendor identities, projections, suppliers, servicing methods, programs, strategies, analyses, power-point presentations, compilations, or other writings prepared by the Discloser and regardless of whether such Confidential Information may be deemed confidential or material to any third-party. Confidential Information shall not, however, include any Patent Data until a Reversion Event occurs or any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Discloser to the Recipient; (ii) becomes publicly known and made generally available after disclosure hereunder through no action or inaction of the Recipient in violation of this Agreement; (iii) is at the time of disclosure hereunder already lawfully in the possession of the Recipient, (iv) is obtained by the Recipient from a third party; (v) is independently developed by the Recipient without use of or reference to the Discloser’s Confidential Information; or (vi) any press release issued by KAVL, Kaival Labs, or their Affiliates announcing the Agreement and its intended use of the Patents.

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“Contract” or “Contracts” means, with respect to any Person, all understandings, agreements, commitments, obligations, arrangements, indentures, undertakings, deeds, mortgages, options, loans, leases or licenses, written or oral, to which such Person is a party or otherwise subject, or by which such Person or any of such Person’s assets or properties are legally bound.

“Cost of Goods Sold” means those costs directly incurred by Kaival Labs for the acquisition of materials and services from vendors, third party manufacturers and suppliers and the conversion of such materials, services, and supplies into a final, packaged Covered Product. Costs of Good Sold shall include: (a) the landed cost of purchased materials and conversion costs associated with the manufacture and production line testing of a Covered Product: (b) direct labor; (c) overhead costs, such as depreciation, factory maintenance, cost of factory maintenance, utilities, and various other production costs, including third-party production costs or licensing fees; and (d) indirect costs, which shall be limited to distribution costs, sales force costs, advertising costs, marketing costs, and packaging costs. Costs of Good Sold does not include allocation of capital costs.

“Covered Product” means any commercial R-isomer cessation product developed and sold by Kaival Labs: (a) utilizing any portion of the Patents listed on Exhibit A; or (b) based on the Patents listed on Exhibit A. For the avoidance of doubt, a Covered Product could be an: (y) FDA approved smoking cessation product or aid developed by Kaival Labs based on the Patents as set forth in Section 2.3(v) of this Agreement; or (z) any commercial product developed by Kaival Labs based on the Patents or utilizing the Patents as set forth in Section 2.3(vi) of this Agreement.

“Derivative” means any Intellectual Property developed by KAVL, Kaival Labs, or one of its Affiliates based on the Patents or Patent Data.

“Discloser” means a Party disclosing Confidential Information to another Party or a Party’s Affiliate.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrances” means any lien, encumbrance, judgment, pledge, obligation, cloud, option, contract right, infringement, notice of infringement, demand, mortgage, unpaid Taxes, deed of trust, security interest, charge, claim, easement, encroachment, matrimonial or community interest, tenancy by the entirety claim or other title defect or restriction of any kind.

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“Equity Interest” means the interest of (a) any shareholder/stockholder in a corporation (whether common, preferred or other designation); (b) a partner in a partnership (whether general, limited, limited liability or joint venture); (c) a member (whether voting units, non-voting units, voting interest, non-voting interest) in a limited liability company; or (d) any other Person having any other form of equity security or ownership interest in any other Person, or any interest or right exercisable, convertible or exchangeable for any such equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations issued thereunder.

“Existing NGL Member” or “Existing NGL Members” means: (a) VVJ For Life with beneficial ownership in the name of Vincent Schuman; (b) Arnold Laboratory, Inc., with beneficial ownership in the name of Michael Arnold; (c) LSR Liquids, LLC, with beneficial ownership in the name of Daniel S. Sinclair, Lisa Harper, and David Clement; (d) Nicotine Enterprises, LLC, with beneficial ownership in the name of Ronald Tully; (e) Charn Premoyhdin; (f) Michael Mente; and (g) Mike Karanikolas. For purposes of the foregoing, the beneficial owners of an entity shall be considered an Existing NGL Member.

“Favorable Raw Materials Terms” has the meaning set forth in Section 6.1(a).

“FDA” means the United States Food and Drug Administration.

“FDA Approval Costs” has the meaning set forth in Section 2.3(iv).

“FD&C Act” means the Federal Food Drug, and Cosmetic Act.

“Form 1-A Completion Date” means the date on which the Securities Offering shall end in accordance with 17 CFR §230.251 and the Securities Exchange Act. It is expected, but not guaranteed that the Securities Offering will end within ninety (90) days after the Securities Offering is qualified by the U.S. Securities and Exchange Commission.

“Form 1-A Filing Date” means no later than January 31, 2021, unless extended in writing by KAVL in good faith to no later than March 15, 2021.

“Form 1-A Payment” means the lesser of: (a) two percent (2%) of the total amount of securities KAVL sells through its Securities Offering; or (b) One Million Dollars ($1,000,000.00). For the avoidance of doubt: (y) if KAVL raises Fifty Million Dollars ($50,000,000.00) through its Securities Offering, then it will pay NGL One Million Dollars ($1,000,000.00); and (z) if KAVL raises Forty Million Dollars ($40,000,000.00) through its Securities Offering, then it will pay NGL Eight Hundred Thousand Dollars ($800,000.00).

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i), 4.1(j), 4.1(k), 4.1(n), 4.1(o), and 4.1(p) of this Agreement.

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“Governmental Authority” means any federal, administrative, state, provincial, county, municipal, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Orders” means any order, assessment, writ, judgment, demand, injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all intellectual property rights and assets and all rights, interests and protections that are associated with, similar to or required for the exercise of, such rights and assets, however arising, pursuant to the Laws of any jurisdiction, whether registered or unregistered, including any and all of the following: United States, international, and foreign (i) patents, patent applications, continuations, continuations-in-part, divisions, reissues, national phase filings, direct national filings claiming the benefit of any of the foregoing, patent disclosures, inventions (whether or not patentable or reduced to practice), methods, processes, designs and improvements thereto, (ii) trademarks, service marks, trade dress, corporate names, logos, slogans, trade styles, trade names, fictitious names, social media or platform accounts and associated credentials for use, or other source-identifying designations or devices (and all translations adaptations, derivations and combinations of the foregoing), together with all goodwill, and all applications, registrations, renewals, and extensions, associated with each of the foregoing, (iii) internet domain names and registrations thereof, (iv) copyrights, design rights and copyrightable works, whether registered or unregistered, together with all goodwill associated with each of the foregoing, (v) trade secrets, confidential information, know-how, inventions, proprietary processes and methods, customer lists, mailing lists, business plans and other proprietary information, and (vi) Computer Software and systems (including source code, executable code, data, databases, and documentation).

“Kaival Labs” has the meaning set forth in the Preamble.

“KAVL” has the meaning set forth in the Preamble.

“NGL” has the meaning set forth in the Preamble.

“Law” or “Laws” means any federal, state, regional, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, published guideline, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” or “Liabilities” means any Encumbrance, liability, Claim, Losses, or obligation, whether absolute, accrued, liquidated or unliquidated, known or unknown, secured or unsecured, contingent, or otherwise.

“Loss” or “Losses” means any and all damages, losses, Claims, Liabilities, Encumbrances, penalties, deficiencies, liens, awards, fines, demands, assessments, settlements, judgments, Taxes, costs and expenses, including court costs, accountants’ and attorneys’ fees and other direct out-of-pocket costs of conducting litigation, and any interest arising out of or levied as a result of any of the foregoing, in each case to the extent actually paid or suffered.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the Patents in any manner.

“Patents” means: (a) the patent and patent applications identified on Exhibit “A”; (b) all patents and patents application to which any of the patent listed in clause (a) of this definition directly or indirectly claims, or forms the basis for, priority or filing benefit anywhere in the world; (c) all reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications and divisions of any of the items listed in clause (a) or (b) of this paragraph; (d) all international or foreign counterparts to any of the items listed in clause (a), (b), or (c) of this paragraph, including utility models, inventors’ certificates, industrial design protection and any other form of government grants or issuances; (e) all patents that issue from any of the items listed in (a), (b), (c) or (d) of this paragraph; (f) rights to apply in any or all countries or territories in the Region, for patents, certificates of invention and utility models, claiming any inventions, invention, invention disclosures or discoveries that could be claimed in any of the Patents; and (g) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in (a), (b), (c), (d), (e), or (f) of this Paragraph. For the avoidance of doubt, the items identified in clauses (b) through (g) of this definition shall be included in the definition of Patents whether or not specifically identified on Exhibit “A”.

“Patent Data” means all engineering specifications, chemical specifications, scientific test data, technical specifications, trade secrets, studies, know-how, drawings, trials, specifications, surveys, reports, evaluations tools, plans, charts, recordings (video and/or sound), pictures, curricula, analyses, computer programs, notes, memoranda, and all other documentation, whether finished or unfinished, regardless of form or media on which it may be recorded or stored that arises out of or relates to the Patents or the development of the Patents. The term shall also include all patent prosecution history and information arising out of or relating to any patent infringement.

“Parties” means KAVL, Kaival Labs, and NGL.

“Permits” means all permits, licenses, certificates, franchises, approvals, authorizations, and consents required under applicable Laws to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity or organization.

“Profit” means the difference between the amount Kaival Labs receives from: (a) a sale of a Covered Product through a distribution agreement, wholesale agreement, or end-user sale; and (b) its Cost of Goods Sold.

“Protective Measures” has the meaning set forth in Section 6.2.

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“Raw Materials” has the meaning set forth in Section 6.1.

“Recipient” means a Party receiving Confidential Information from the Discloser or the Discloser’s Affiliate.

“Region” means anywhere in the world.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, scientists, agents, inventors, chemists, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reversion Event” means any of the following: (a) KAVL or Kaival Labs declaring bankruptcy or making an assignment for the benefit of its creditors; (b) Kaival Labs fails to develop a Covered Product by October 31, 2023, unless Kaival Labs is actively engaged in obtaining FDA approval of a Covered Product as set forth in Section 2.3(iv); (c) Kaival Labs is denied FDA approval as set forth in Section 2.3(iv) of this Agreement unless Kaival Labs develops a Covered Product unrelated to FDA approval as set forth in Section 2.3(v) of this Agreement; or (d) KAVL or Kaival Labs materially breaches this Agreement after NGL provides written notice of such material breach to KAVL by signature delivery and the material breach is not cured within fifteen (15) Business Days after delivery of the material breach written notice. For the avoidance of doubt, a Reversion Event cannot occur if: (y) Kaival Labs is actively seeking FDA approval; or (z) Kaival Labs has produced, or is producing, any Covered Product.

“Royalty” means fifteen percent (15%) of the Profit.

“R-isomer Nicotine Intellectual Property” means any Intellectual Property arising out of or relating to the manipulation of the (R)-isomer of nicotine.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations issued thereunder.

“Securities Offering” means the Form 1-A offering that KAVL will undertake subsequent to this Agreement on or before the Form 1-A Filing Date with the expectation, but not guarantee to raise Fifty Million Dollars ($50,000,000.00) of cash from the sale of KAVL common stock. For the avoidance of doubt, the Securities Offering may generate less than Fifty Million Dollars ($50,000,000.00), which will not be a breach of this Agreement.

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (ii) any liability for the payment of any amounts of the type described in clause (i) hereof as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) hereof as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

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“Transaction Expenses” means all costs, compensation payable, fees, expenses, costs arising out of or relating to this Agreement and the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

article II
Contribution; payment; development

2.1              Contribution of Patents. Contemporaneous with the execution of this Agreement, NGL shall contribute the Patents to KAVL by executing the Recordable Assignment of Patents in the form attached as Exhibit “B.” NGL shall thereafter execute any further Ancillary Documents required by foreign counsel to effect NGL’s contribution of the Patents to KAVL in any jurisdiction requiring additional Ancillary Documents for assignments or transfers of patent rights.

2.2              Transfer of Patent Data. Within ten (10) Business Days following execution of this Agreement, NGL shall transfer all Patent Data to KAVL in a form mutually agreeable to the Parties determined in good faith.

2.3              KAVL’s Executory Obligations. Following the execution of this Agreement, KAVL shall:

(i)                 Form 1 A Filing. KAVL shall undertake the Securities Offering by filing a Form 1-A by the Form 1-A Filing Date.

(ii)              Form 1-A Payment. KAVL shall pay NGL the Form 1-A Payment within fifteen (15) Business Days after the Form 1-A Completion Date.

(iii)            Payment of Additional Payment. KAVL shall pay NGL the Additional Payment within fifteen (15) Business Days after the Additional Payment Triggering Event.

(iv)             Transfer of Patents. KAVL shall file the Ancillary Documents necessary to transfer the Patents from KAVL to Kaival Labs within fifteen (15) Business Days after receiving Ancillary Documents executed by NGL transferring the Patents from NGL to KAVL.

(v)               Development of FDA Approved Smoking Cessation Product. The Parties hereby acknowledge and agree: (a) smoking cessation products and aids are subject to extensive regulation by the FDA, FD&C Act, and other federal and state statutes and regulations that govern, among other items, the cost and expense related to research, development, testing, manufacture, preclinical studies, laboratory evaluation of product chemistry, formulation and toxicity, safety assessments, safety controls, clinical studies, clinical trials, all phases of clinical trials, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring, sampling, and import/export (collectively, the “FDA Approval Costs”); (b) the FDA Approval Costs are substantial; (c) FDA approval of an approved smoking cessation product and aid based on the Patents is not guaranteed and the review and approval process is an expensive and uncertain process that may take several years to accomplish; and (d) there is no assurance that Kaival Labs will be able to obtain FDA approval of an approved smoking cessation product and aid based on the Patents. Notwithstanding the foregoing KAVL agrees to use (or cause Kaival Labs to use) commercially reasonable efforts to develop commercial products utilizing the Patents as an FDA approved smoking cessation product and aid by paying all the FDA Approved Costs.

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(vi)             Development of Other Commercial Products Using the Patents. Notwithstanding KAVL’s agreement to undertake (or cause Kaival Labs to undertake) the FDA approval process and pay the FDA Approval Costs as set forth in Section 2.3(iv) above, the Parties agree that Kaival Labs may, at its own discretion and on a timeline unilaterally determined by Kaival Labs or, develop one or more commercial products based on the Patents unrelated to the FDA approval process.

(vii)          Payment of Royalty. Kaival Labs shall commence paying NGL the Royalty on a quarterly basis following the Additional Payment Triggering Event. The Royalty shall be paid on an accrued basis with each quarterly payment being the amount accrued in the previous quarter. The quarterly payment dates shall be as follows:

(A)             Quarter 1 shall be payable on April 1 and shall be for accrued sales in January, February, and March.

(B)              Quarter 2 shall be payable on July 1 and shall be for accrued sales in April, May, and June.

(C)              Quarter 3 shall be payable on October 1 and shall be for accrued sales in July, August, and September.

(D)             Quarter 4 shall be payable on February 1 and shall be for accrued sales in October, November, and December.

The Parties further agree that the first quarterly payment will likely be a smaller quarterly payment than normal because the Additional Payment Triggering Event may occur between the start and end date of a quarter. The Parties agree that any disputes arising out of or relating to the calculation of the Royalty shall be submitted to the Accounting Referee with each Party submitting a memorandum with exhibits in support of their position within ten (10) Business days after the selection of the Accounting Referee. Within thirty (30) Business Days following the submission of the Parties’ memorandums, the Accounting Referee shall render a decision in writing that fully and finally resolves the dispute. The Parties agree to each pay one-half (1/2) of the Accounting Referee’s fees and expenses and that any decision rendered by the Accounting Referee can be enforced by a court of competent jurisdiction subject to the choice of law and venue provisions in this Agreement.

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article III

patent prosecution, maintenance, and enforcement

3.1              Prosecution and Maintenance. Subsequent to the execution of this Agreement, KAVL, Kaival Labs, or their Affiliates shall be responsible for the continued prosecution of pending patent applications included in the Patents, the issuance of such applications after allowance, and the payment of any fees in any given country required to maintain the Patents at KAVL’s expense.

3.2              Cooperation Regarding Prosecution and Maintenance. NGL must use commercially reasonable efforts to cooperate in the prosecution and maintenance of any patent application or patent included in the Patents, including, but not limited to allowing KAVL, Kaival Labs, or their Affiliates access to NGL’s Representatives and allowing NGL’s Representatives to testify or be deposed in any litigation arising out of or relating to KAVL’s prosecution or maintenance.

3.3              Enforcement and Defense.

(a)               If NGL believes a third party is infringing on any claim of the Patents, then NGL shall provide KAVL with written notice of such infringement. At KAVL’s sole discretion and at its sole expense, KAVL shall decide whether and/or when to enforce the Patents against any unlicensed third party, and the right to settle such infringement action. KAVL shall control all aspects of such litigation and may at its sole discretion decide not to commence or pursue litigation. KAVL shall retain all proceeds from any recovery, by way of judgment, award, decree, settlement or otherwise, resulting from such suit.

(b)               If any third party, separate from enforcement at KAVL’s discretion, brings any litigation or proceeding to challenge the validity of any claim of the Patents, KAVL may defend or settle the matter in any manner at its sole discretion and expense. KAVL shall control all aspects of such matter and may at its sole discretion decide not to defend or settle the matter. KAVL shall retain all proceeds from any recovery, by way of judgment, award, decree, settlement or otherwise, resulting from such matter.

(c)               If any third party brings any litigation seeking a declaratory judgment that it does not infringe any claim of the Patents, KAVL may defend or settle the suit in any manner at its sole discretion and expense. KAVL shall control all aspects of such litigation and may at its sole discretion decide not to defend or settle the suit. KAVL shall retain all proceeds from any recovery, by way of judgment, award, decree, settlement or otherwise, resulting from such suit.

3.4              Cooperation Regarding Enforcement or Defense. NGL will use commercially reasonable efforts to cooperate in the enforcement or defense of any patent issued from a patent application included in the Patents or any patent included in the Patents, or any lawsuit or proceeding related thereto, if requested in writing by KAVL, including, but not limited to allowing KAVL access to NGL’s Representatives and allowing NGL’s Representatives to testify or be deposed in any litigation or proceeding arising out of or relating to the Patents and/or KAVL’s prosecution or maintenance.

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article IV
REPRESENTATIONS AND WARRANTIES OF NGL

4.1       Representations and Warranties. NGL hereby represents and warrants to KAVL each of the following:

(a)               Power and Authority; Binding Agreement. NGL has all requisite power, legal capacity and authority to execute and deliver this Agreement, to consummate the Transactions, and to perform its obligations hereunder. The execution and delivery by NGL of this Agreement and the consummation by NGL of the Transactions, have been duly authorized by all necessary action on the part of NGL, and no other proceedings on the part of NGL is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by NGL and, assuming due execution and delivery by KAVL, constitutes a valid and binding obligation of NGL, enforceable against NGL in accordance with its terms.

(b)               Ownership. NGL is the sole and exclusive legal, beneficial, and equitable owner of, and has good and marketable title to, each patent and patent application in the Patents, including, without limitation, all right, title and interest to sue for infringement of all claims for each patent or application of the Patents. Every patent or application of the Patents is free and clear of any Claims, Liabilities, and/or Encumbrances. None of NGL, any of its Affiliates, or any other Person holds any interest in any patent or application in the Patents. No other Person has an option to purchase, right of first refusal, right of first offer, license to, or other similar right with respect to any of the Patents. The practice of any claim as issued or pending in any patent or patent application of the Patents does not infringe on any of the Intellectual Property rights of any other Person.

(c)               Non-contravention.

(i)                 The execution and delivery by NGL of this Agreement, the consummation of the Transactions and the compliance by NGL with the provisions of this Agreement do not, and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the Patents under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (1) any Encumbrances; (2) any Claims; (3) any Liabilities; (4) any Law; or any (5) Governmental Order.

(ii)              No Permits or Governmental Orders are required by or with respect to NGL in connection with: (1) the execution and delivery by NGL of this Agreement; (2) the Transactions; (3) NGL’s compliance with the terms, conditions, and provisions of this Agreement; or (4) KAVL’s and/or Kaival Labs full enjoyment and utilization of the Patents.

(d)               Compliance with Laws. NGL is and has been in material compliance with all Laws and Governmental Orders applicable to the Patents. NGL has not received a written notice or other written communication (or, to the knowledge of NGL, any oral notice or other communication) alleging a possible violation by NGL of any Laws or Governmental Orders applicable to the Patents.

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(e)               Litigation and Other Proceedings. There is no legal proceeding, including, but not limited to, any lawsuit before any court or tribunal, or any reexamination (whether inter partes, ex parte, or otherwise), reissue, interference proceeding, opposition, review (including, but not limited to, inter partes review, post grant review, and covered business method review) or similar proceeding before the U.S. Patent and Trademark Office “USPTO” or other foreign patent and trademark office, pending or, to the knowledge of NGL, threatened (i) relating to or affecting the Patents, including, but not limited to, any proceeding challenging the legality, enforceability, scope, use or ownership of the Patents; (ii) that seeks to enjoin or obtain damages in respect of the Transactions; or (iii) that questions or would reasonably be interpreted to question the validity of this Agreement, or any action taken or to be taken by NGL in connection with the Transactions. Except as set forth on Schedule 4.6, NGL has not threatened litigation against any Persons related to the Patents, or alleged that any Persons infringe on any claim of the Patents. For the avoidance of confusion, internal infringement analyses do not rise to alleging that such Persons who are the subject of the analyses, but are disclosed on Schedule 4.6.

(f)                Infringement. Except as set forth on Schedule 4.6, NGL is not aware of any Persons infringing any claim of the Patents. NGL has not, through any act or omission, given rise to any defense or estoppel that may be raised by any Person infringing or who may later infringe any claim of the Patents.

(g)               Validity and Enforceability. All of the patents and applications among the Patents are valid, subsisting, in full effect, and enforceable. NGL and its representatives have in all instances observed and performed all duties impacting the validity and/or enforceability of each patent or patent application in the Patents, including but not limited to compliance with all applicable regulations and/or duty of candor. NGL is not aware of any ground of invalidity or unenforceability for any claim of the Patents.

(h)               No Challenge. NGL shall not challenge, cause challenge of, or assist with challenge of or to the validity or enforceability of any claim of any patent or application of the Patents.

(i)                 Prosecution Status. No patent or patent application in the Patents has any outstanding deadline, including but not limited to any maintenance fee, renewal, annuity, office action, rejection, refusal, appeal, proceeding, process, procedure, et cetera, within sixty (60) days of the date of this Agreement.

(j)                 Scope of the Patents. The Patents and the Patent Data include all Intellectual Property necessary and sufficient to enable Kaival Labs to develop and market a Covered Product.

(k)               No Government Funding. NGL has not used any government funding in the development of any of the material disclosed in the Patents, the Patent Data, or related Intellectual Property.

(l)                 Brokers. NGL has not employed or entered into any contract or other arrangement with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

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(m)             Material Adverse Change. The Patents have not experienced a Material Adverse Change since August 20, 2020, which is the date of the signed Letter of Intent through the date of this Agreement and the filing of any Ancillary Documents.

(n)               FDA Approval. NGL has no reason to believe that the (R)-isomer of nicotine would be denied approval by the FDA for either: (a) treating nicotine addiction in accordance with one or more of the claims of US Patent No. 10,610,526; or (b) used in a Covered Product as an approved smoking cessation product and aid.

(o)               Safety or Efficacy. Except as provided in Schedule 4.2(o), NGL is not aware of any material nonpublic information relating to the safety or efficacy of the (R)-isomer of nicotine for use in a method as claimed in US Patent No. 10,610,526.

(p)               Patent Statements. All statements made in US Patent No.10,610,526 are true.

4.2              Survival of Fundamental Representations. The Parties agree the Fundamental Representations shall survive the execution of this Agreement and shall continue to survive until the earlier of a Reversion Event.

article V
REPRESENTATIONS AND WARRANTIES OF KAVL

5.1              Representations and Warranties. KAVL hereby represents and warrants to NGL each of the following:

(a)               Organization and Standing. KAVL is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. KAVL has all requisite corporate power and authority to own its properties and carry on its business as now being conducted and as contemplated by this Agreement.

(b)               Power and Authority; Binding Agreement. KAVL has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform its obligations hereunder. The execution and delivery by KAVL of this Agreement and the consummation by KAVL of the Transactions, have been duly authorized by all necessary corporate action on the part of KAVL, and no other proceedings on the part of KAVL are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by KAVL and, assuming due execution and delivery by NGL, constitutes a valid and binding obligation of KAVL, enforceable against KAVL in accordance with its terms.

(c)               Brokers. KAVL has not employed or entered into any contract or other arrangement with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

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article VI
CERTAIN COVENANTS

6.1              Business Transition and Transactions. NGL and Kaival Labs hereby acknowledge and agree that Kaival Labs will be purchasing raw materials and supplies from NGL to develop Covered Products (“Raw Materials”). NGL agrees to assist Kaival Labs in commercializing the Patents into a Covered Product by: (a) making itself and their Representatives reasonably available for both general and technical consultation with respect to the Products; (b) introducing Kaival Labs to NGL’s existing supplier base (wherever located); (c) helping to secure acceptable purchase terms from the identifiable suppliers; and (d) agreeing to negotiate in good faith the sale of Raw Materials to Kaival Labs on terms no less favorable than those offered to other third parties by NGL and as customary in NGL’s past practice.

(a)               Price Match. If Kaival Labs locates Raw Materials for the Covered Products from a third party of an equal or greater quality at a cheaper price and/or on commercial terms more favorable than the Raw Materials offered to Kaival Labs by NGL (the “Favorable Raw Materials Terms”), then, NGL must match the Favorable Raw Materials Terms and deliver and sell the Raw Materials to Kaival Labs at the Favorable Raw Materials Terms.

6.2              Confidentiality. Each Recipient agrees to hold a Discloser’s Confidential Information in strict confidence and not to disclose such Confidential Information to any other Person without the prior written consent of the Discloser. If a Recipient is required to disclose Confidential Information of the Discloser by any Law or Governmental Order, it may do so only to the extent required thereby; provided, however, that the receiving Party will (i) to the extent practicable, provide advance notice to the Discloser of the required disclosure to allow the Discloser an opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure (collectively, “Protective Measures”), (ii) if requested by the Discloser, cooperate with the Discloser in seeking Protective Measures, and (iii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.

6.3              Non-Competition.

(a)               NGL acknowledges and agrees that Kaival Lab’s ability to exploit and use of the Patents would be irreparably damaged if NGL were to directly or indirectly provide services to any Person competing with a Covered Product or the Patents within the Region, or engage in a similar business and that such direct or indirect activities or competition by NGL would result in a significant loss of value to the Patents.

(b)               In further consideration for payment of the Royalty, Form 1-A Payment, and the Additional Payment, and in order to protect the value of the Patents acquired by KAVL hereunder, NGL hereby agrees that NGL shall not, directly or indirectly, acquire or hold any economic or financial interest in, act as a partner, member, shareholder, or representative of, render any services to, or otherwise operate or hold an interest in any Person, enterprise or other Person that primarily engages in, or engages in the management or operation of any Person that primarily engages in any business that competes with KAVL, Kaival Labs, or their Affiliates within the Region; provided, however, that nothing contained herein shall be construed to prohibit NGL from purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis).

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(c)               Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 6.3 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a breach or violation by NGL of any of the provisions of this Section 6.3, the Royalty and/or Additional Payment will be tolled for so long as NGL was in violation of such provision. NGL agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect KAVL and Kaival Lab’s interest in, and the value of, the Patents.

6.4              Further Assurances and Cooperation. From time to time following the Effective Date, as and when requested by any Party, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transactions. To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Patent Data, NGL will ensure that, if any such portion of the Patent Data remains under NGL’s possession or control after the Effective Date, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) NGL gives KAVL prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Patent dates. To the extent that any conception and reduction to practice information is necessary for filing with the USPTO or U.S. tribunal to demonstrate evidence of first-to-invent, NGL will provide all available conception and reduction to practice materials. If such material is subsequently deemed by the USPTO or a court to be insufficient or such other information is requested by KAVL or NGL, NGL will use commercially reasonable efforts to respond to KAVL’s requests for any such additional information that may exist, if needed by KAVL in connection with the prosecution and enforcement of the Patents, and KAVL will reimburse NGL for NGL’s reasonable out-of-pocket expenses and for time spent responding to such requests to the extent such reimbursement is permissible under applicable law. KAVL will also be obligated to reimburse NGL for any factual testimony provided to the USPTO or any court.

6.5              Matching Offer Rights. Before NGL, directly or indirectly, sells, transfers, assigns or licenses any R-isomer Nicotine Intellectual Property to any Person, NGL will first provide KAVL, for a period of 30-days, the right to match the same definitive offer made by that Person (a “Matching Offer”), subject to these other terms and conditions set forth below:

(a)               The 30-day period will commence when KAVL receives (i) written notice from NGL that KAVL can exercise a Matching Offer right and (ii) a copy of a definitive, binding, written offer or agreement that covers a proposed sale, assignment, transfer, or a grant of a license of R-isomer Nicotine Intellectual Property, subject only to the Matching Offer right (a “Bona Fide Offer”).

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(b)               If KAVL exercises its Matching Offer right, KAVL must close on its Matching Offer on the same material terms and conditions contained in the Bona Fide Offer; before the expiry of 30 days after it has elected in writing to exercise its Matching Offer right and may pay its consideration in a US dollar equivalent.

(c)               If KAVL does not exercise its Matching Offer right within the 30-day period, then, subject to Section 6.5(e), NGL may consummate the Bona Fide Offer with the other Person only under the strict terms of the Bona Fide Offer, with no amendments, modifications or concessions to the Bona Fide Offer in favor of the other Person being permitted without first subjecting the revised Bona Fide Offer to a new Matching Offer right covering the revised Bona Fide Offer.

(d)               NGL may contribute any R-isomer Nicotine Intellectual Property, cash and other property of NGL into any entity newly formed by NGL in exchange for the Equity Interests of such newly formed entity, if such entity agrees to be bound by the terms of this Section 6.5 and the transaction does not result in a Change of Control. If these conditions are satisfied, then the contribution of the R-isomer Nicotine Intellectual Property will not be subject to the Matching Offer right, but such Affiliate will be subject to this Section 6.5, and the sale or issuances of any equity interests by such Affiliate to any Person other than NGL will also be subject to the terms of this Section 6.5 as an indirect sale of a R-isomer Nicotine Intellectual Property.

(e)               Notwithstanding anything in this Section 6.5 to the contrary, if the Bona Fide Offer is made by an Affiliate of NGL, NGL and the Affiliate may not consummate the Bona Fide Offer unless (i) KAVL does not exercise its Matching Offer right, and (ii) the subject Affiliate agrees to be bound by this Section 6.5 with respect its future ability to sell, transfer, assign or grant a license in or to any R-isomer Nicotine Intellectual Property to any Person. This provision will apply to successive sales, transfers, assignments or grants of a license in or to any R-isomer Nicotine Intellectual Property to any Affiliates of any Affiliate that becomes bound by this Section 6.5. If any Person that is an entity becomes bound by this Section 6.5, then any sales of equity interest in that Person will be subject to a Matching Offer right.

(f)                KAVL agrees that only officers of KAVL that need to know the terms of the Bona Fide Offer for purposes of evaluating the Bona Fide Offer will be provided access such terms of the Bona Fide Offer, and it is agreed that the identity of the offeree is not required to be disclosed to the KAVL if not permitted under the terms of a non-disclosure agreement; provided, however, NGL does agree to seek the agreement of the offeree to disclose their identity to the KAVL.

6.6              Reversion of Patent. The Parties agree that the Patents shall revert from Kaival Labs to NGL upon a Reversion Event and KAVL and/or Kaival Labs shall execute all Ancillary Documents necessary to transfer the Patents from Kavial Labs to NGL after a Reversion Event.

6.7       NGL Change of Control for Bankruptcy. Upon NGL undergoing a Change of Control for Bankruptcy, KAVL shall have the unilateral right to: (a) ensure Kaival Labs owns the Patents and Patent Data outright in exchange; and (b) terminate all its (and its Affiliates’) obligations set forth in this Agreement, including, but not limited to paying the Royalty or transferring the Patents to NGL after a Reversion Event, in exchange for paying NGL (or its successor) Five Hundred Thousand Dollars ($500,000.00) within ten (10) Business Days following the Change of Control for Bankruptcy. NGL shall deliver written notice to KAVL upon a Change of Control for Bankruptcy, who shall then have ten (10) Business Days after receipt to purchase the Patents and Patent Data as set forth herein and extinguish all of KAVL’s (and its Affiliates’) obligations set forth in this Agreement.

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6.8       NGL Change of Control. NGL shall not undergo a Change of Control without the prior written consent of KAVL, which shall not be unreasonably withheld.

6.8       Transaction Expenses. Each Party shall pay its own Transaction Expenses.

6.9       Nicotine Composition. Neither NGL nor any of its Affiliates will assert any patents relating to nicotine compositions for vaping devices, e.g., US20170112182A1 and related applications against KAVL or Kaival Labs, or against suppliers or customers in relation to KAVL products or Kaival Labs Products.

article VII
TERMINATION; INDEMNIFICATON

7.1 Termination. This Agreement shall terminate upon a Reversion Event.

7.2       NGL Indemnification of KAVL and Kaival Labs. NGL agrees to indemnify and hold KAVL, Kaival Labs, their Affiliates, and their Representatives harmless from all Claims and Losses arising out of or relating to: (a) a breach of this Agreement; or (b) a breach of the Fundamental Representations.

7.3       KAVL Indemnification of NGL. KAVL agrees to indemnify and hold NGL, its Affiliates, and its Representatives from all Claims and Losses arising out of or relating to a breach of this Agreement.

article VIII

MISCELLANEOUS

8.1              Entire Agreement. This Agreement, and the exhibits hereto, contain the entire agreement between the Parties with respect to the transactions contemplated herein and will not be modified or amended except by an instrument in writing signed by or on behalf of the Parties.

8.2              Section Headings; Interpretation. Reference in this Agreement to a Section, Article, or exhibit, unless otherwise indicated, will constitute references to a Section, Article or exhibit of this Agreement. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part thereof and will not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “herein,” “hereinafter,” “hereby,” and “hereunder,” and words of similar import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term will also include the plural of that term and the plural will also include the singular and the masculine will include the feminine, unless the context clearly indicates otherwise.

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8.3              Notices. Any notice hereunder will be in writing and will be deemed given if given to the other Party via overnight courier or email, with delivery deemed to occur on the next business day after sending thereof, addressed to each Party:

To KAVL:                                                     Kaival Brands Innovations Group, Inc.

Attn: Eric Mosser

4460 Old Dixie Highway

Grant, Florida 32949

With a copy to:                                              Baker & Hostetler LLP

Attn: Keith C. Durkin

200 South Orange Avenue

Suite 2300

Orlando, Florida 32801

kdurkin@bakerlaw.com

To Kaival Labs:                                             Kaival Labs, Inc.

Attn: Nirajkumar K. Patel

401 North Wickham Road

Melbourne, Florida 32935

With a copy to:                                              Baker & Hostetler LLP

Attn: Keith C. Durkin

200 South Orange Avenue

Suite 2300

Orlando, Florida 32801

kdurkin@bakerlaw.com

To NGL:                                                        Next Generation Labs LLC

Attn: Vincent Schuman

8505 Commerce Av

San Diego

CA 92121

With a copy to:                                               Mr. John Carson

Lewis Roca Rotherber Christie LLC

655 N. Central Av

Suite 300

Glendale, CA 91203

To NGL:                                                          Next Generation Labs LLC

Attn: Vincent Schuman

8505 Commerce Av

San Diego

CA 92121

With a copy to:                                               Mr. John Carson

Lewis Roca Rotherber Christie LLC

655 N. Central Av

Suite 300

Glendale, CA 91203

or to such other address as any Party notifies the other Party of in accordance herewith.

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8.4              No Presumption against Drafter. Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement will be construed as if drafted jointly by the Parties and neither presumptions nor burdens of proof will arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each Party has been duly represented by legal counsel.

8.5              Assignability. NGL may not assign this Agreement without the express written consent of KAVL. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.6              No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

8.7              Governing Law. All questions of concerning the construction, validity and interpretations of this Agreement will be governed by and construed and enforced in accordance wither the laws of the State of Delaware, without regard to the conflict of laws principles.

8.8              Jurisdiction and Venue. All actions or proceedings arising out of or relating to this Agreement must be brought in Delaware and the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any court in the State of Delaware or any federal court of the United States of America in Delaware. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in any such court of any suit or proceeding arising out of or relating to this Agreement. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.9              Severability. If any term or provision of this Agreement will, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will not be affected thereby and this Agreement will be deemed severable and will be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any Party of the benefit of the bargain.

8.10          Specific Performance; Equitable Remedies. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that, in the event of any breach or threatened breach by any Party of any of its covenants or obligations set forth in this Agreement, the other Party will be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement. The Parties hereto further agree that (a) by seeking the remedies provided for in this Section, a Party will not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section are not available or otherwise are not granted, and (b) nothing set forth in this Section will restrict or limit any Party’s right to pursue any remedies under this Agreement. KAVL shall have the right to set-off from any Royalty and/or the Additional Payment any obligation of NGL to indemnify and hold KAVL, Kaival Labs, their Affiliates, or their Representatives harmless under Article VII.

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8.11          Counterparts. This Agreement may be executed in one or more counterparts, by original signature or electronic copy thereof, each of which will be deemed to constitute an original and all of which together shall constitute one and the same instrument binding on the parties as of the Effective Date.

[Remainder of page intentionally left blank]

[Signatures on next page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation:

By: /s/ Eric Mosser

Name: Eric Mosser

Title: Chief Operating Officer

KAIVAL LABS, INC., a Delaware corporation:

By: /s/ Nirajkumar K. Patel

Name: Nirajkumar K. Patel

Title: Chief Executive Officer

NEXT GENERATION LABS, LLC, a California limited liability company:

By: /s/ Vincent Schuman

Name: Vincent Schuman

Title: CEO

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Exhibit “A”

Patent (and related applications)

United States Patent Number 10,610,526 B2
United States Provisional Patent Application Number 62/273,296

Patent Cooperation Treaty Application PCT/US16/69593

Australian Patent Application Number 2016381372

Canadian Patent Application Number 3048820

China Patent Application Number 201680082978.4

European Patent Application Number 2016882784/16882784.8

India Patent Application Number 201827028431

Japan Patent Application Number 2018553850

Republic of Korea Patent Application Number 1020187021876

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Exhibit B

Assignment of Patent Rights

This Assignment of Patent Rights (the “Assignment”) is executed, acknowledged and delivered by NEXT GENERATION LABS, LLC, a California limited liability company, with an address of 8505 Commerce Avenue, San Diego, California 92121 (“Assignor”), in accordance with, and pursuant to the terms and conditions of the Patent Contribution Agreement dated September 28, 2020, (the “Agreement”) between Assignor, and KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation, with an address of 401 N. Wickham Road, Suite 130, Melbourne, Florida 32935 (“Assignee”). Capitalized terms used herein and not expressly defined will have the meaning ascribed to such terms in the Agreement.

“Patents” means the patent applications and patents listed on Exhibit A of the Agreement, attached hereto and made a part hereof, and any reissues, reexaminations, extensions, and registrations thereof, including, without limitation, certifications of invention and utility models.

NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor agrees to and does hereby irrevocably sell, assign, transfer and convey unto said Assignee, and Assignee hereby accepts, all of Assignor’s right, title, and interest (i) in and to the Patents, the same to be held and enjoyed by said Assignee for its own use, and for the use of its successors, assigns, or other legal representatives to the end of the term or terms for which said Patents may be granted as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made; (ii) in and to causes of action and enforcement rights for the Patents, including all rights to pursue damages, injunctive relief and other remedies for past and future infringement of the Patents; and (iii) to apply in any and all countries for patents, certificates of invention or other governmental grants for the Patents. Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention which may be granted upon any of the Patents in the name of Assignee, as the assignee to the entire interest therein.

Notwithstanding anything to the contrary herein, Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Agreement. In the event of any conflict between the terms of this Assignment and those of the Agreement, the terms of the Agreement will be controlling.

This Assignment will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

This Assignment will be governed by, and construed in accordance with, the laws of the United States in respect to patent issues and in all other respects by the laws of the State of Ohio, without giving effect to the conflict of laws rules thereof.

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IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by their duly authorized representatives.

Assignor:

NEXT GENERATION LABS, LLC, a

California limited liability company

By: /s/ Vincent Schuman

Name: Vincent Schuman

Title: CEO

WITNESSED BY:

/s/ Niraj Kumar Patel__________

Name:NIRAKUMAR PATEL

Assignee:

KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation

By: /s/ Eric Mosser___________________

Name: Eric Mosser

Title: Chief Operating Officer

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SCHEDULE 4.6

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